UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 14, 2010

MINATURA GOLD

(Exact name of registrant as specified in its charter)

Nevada	001-34070	20-8273426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2831 St. Rose Pkwy, #265 Henderson, Nevada	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 980-1490

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway
Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Election of Directors

(d) Appointment of Director

On April 14, 2010, the Board of Directors appointed Thomas J. Manz to serve as the Chairman of the Registrant’s Board of Directors.  Currently, the Registrant does not have separate committees within the Board of Directors such as an Audit, Nominating, or Governance committees due to having limited resources.  Therefore, the Registrant’s entire board of directors will perform some of the functions associated with these separate committees.

Thomas J. Manz Mr. Manz has over 30 years experience in the building of both private and public companies.  He is a Founder and Managing Member of KMS Development, LLC, a commercial real estate development company, a Founding Member and Manager of  Precast Concrete Technology Unlimited, LLC,  a Founder, Officer and Director of Vertical Construction Erectors, Inc., a Founder, Officer and Director of MMP International, Inc., and a Founder, Officer and Director of ACS Realty Company, Inc.  From 1991 to 1999, Mr. Manz was Chairman of the Board of Roseville First National Bank, which merged with Western Sierra Bank, a NASDAQ public company.  After the merger, from 1999 to 2005 he was Co-Chairman of the bank’s Board of Directors, and was also during that time a Director and Chairman of the Audit Committee of Western Sierra Bancorp, a $1.1 Billion bank holding company.  From 1997 to 2005, Mr. Manz was also a Founder and former Director and Chairman of the Board of Pacific Coast Bankers Bank.  In recent years, Mr. Manz has invested in certain of the companies that have sold assets to the Registrant and has been actively involved in Colombia and the Registrant’s alluvial mining operations such as the Zaragoza Project.

Section 8 – Other Events

Item 8.01 Other Events.

On April 14, 2010, the Registrant issued a press release to announce the appointment of John M. Philpott to serve as the Chief Financial Officer, Treasurer and Assistant Secretary of the Registrant. A copy of the press release is filed as Exhibit 99.10 to this Current Report.

Section 9 – Exhibits

(d) Exhibits

Exhibit No.	Description
99.10	Press Release – MGOL Appoints Chief Financial Officer 4/14/10

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MINATURA GOLD

By: /S/ Tod M. Turley
Tod M. Turley, Chief Operating Officer

Date:  April 15, 2010